EXHIBIT 4.22

Office Lease Contract

Lessor (Party A): Zhang Zhihua

Agent: Wu Meihong (Mother-daughter relationship) Tel： 13984338222

ID No. or business license: 450203196812160044

Lessee (Party B): Guiyang Infobird Cloud Computing Co., Ltd

Agent:

ID No. or business license:

In accordance with the “Contract Law of the People’s Republic of China”, “Guiyang City House Leasing Management Measures” and relevant laws and regulations, Party A and Party B have reached an agreement on the matters related to house leasing after consultation on the basis of equality and resources.

1. Basic situation of the house:

1.1 The house rented by Party A (hereinafter referred to as the house) is located at No. 7, 25th Floor, Building 9, Zone C, Huaguoyuan Project, No. 1, Huaguoyuan Street, Nanming District, Guiyang City, with a construction area of 223.34 meters square.

1.2 The house ownership certificate or sale contract number held by Party A is 17861, the name of the owner of the house is Zhang Guangguang, and the name of the co-owner is Zhang Zhihua.

2. Lease term

2.1 The lease period is from October 8, 2021 to October 7, 2023. Party A shall deliver the house to Party B according to the agreed conditions before October 7, 2021. The “House Delivery List” (see attachment) is deemed to be completed after the inspection and signature of both parties and the handover of the house keys and delivery procedures. During the lease term, Party B shall bear the property service fee, water and electricity fee and all other related expenses.

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2.2 After the lease expires or the contract is terminated, Party A has the right to take back the house. Party A and Party B shall inspect and accept the house and ancillary items, equipment and facilities, and the use of water and electricity, and settle their respective expenses. If Party B continues to lease, it should submit a contract renewal request to Party A days in advance. After negotiation, both parties re-sign the house lease contract.

3. Rent and deposit

3.1 Rent: The rent for the first year is 38 yuan per square meter per month, The rent for the second year is 38 yuan per square meter per month.

Payment method: Pay half a year. On the day of signing the contract, Party B shall pay Party A the first rent according to the payment method stipulated in the contract. The rent of the house shall be calculated from the time when the house is actually delivered. Party B shall pay Party A the rent for the second half of the year 15 days in advance.

3.2 Deposit: NA

4. House maintenance and repair

4.1 Party A shall ensure that the building structure, equipment and facilities of the house meet the safety conditions of construction, fire protection, public security, sanitation and other aspects, and shall not jeopardize personal safety. Party B guarantees to abide by the laws and regulations and the property management regulations of the community where the house is located.

4.2 During the lease period, both parties should jointly ensure that the house and its attached items, equipment and facilities are in a state of use and safety:

(1) For the loss of the house, its ancillary items, equipment and facilities due to the aging of natural properties or reasonable use, Party B shall promptly notify Party A to repair. Party A should repair after receiving notification from Party B. If the maintenance is not completed within the time limit, Party B may perform maintenance on its behalf, and Party A shall bear the cost.

(2) Due to improper storage or unreasonable use of Party B, the building and its ancillary items, equipment and facilities have been damaged or malfunctioned, Party B shall be responsible for maintenance or compensation liability.

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5. Sublease

Party B needs to obtain the written consent of Party A in advance before subletting, before subletting part or all of the house to others during the lease period. And assume responsibility to Party A for the lease of the sublease.

6. Termination of contract

6.1 This contract can be terminated after negotiation between both parties.

6.2 If arty B has one of the following circumstances, Party A has the right to request Party B to pay one month’s rent as liquidated damages and unilaterally terminate the contract to recover the house.

(1) Not paying rent for 15 days as agreed

(2) Improper storage or unreasonable use leads to damage to attached items, equipment and facilities and refuses to compensate.

(3) Use the house to engage in illegal activities, damage the public interest, or hinder the normal work and life of others.

(4) Other violations of property management regulations.

(5) Change the nature of house use.

7. Party B may renovate the rented house, and without damaging the main structure of the building, Party A agrees to Party B to integrate and reform the house, but it must not violate the relevant regulations of the property management company, nor can it infringe the legal rights and interests of any third party. After the lease term expires, the residual value of decoration will be handled in this way: Party B does not dismantle the decoration, and the residual value of the decoration belongs to Party A.

If Party B violates Party A’s wishes or violates the relevant regulations of the property management company for decoration, except that it shall be liable for all damages arising therefrom, Party A may not refund Party B’s security deposit. And has the right to request Party B to restore the house to its original state and terminate the contract.

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The “relevant regulations of the property management company” referred to in this contract include, but are not limited to, the “previous property service contract”, “provisional owner agreement”, “decoration management manual” and other regulatory documents signed by Party A and the property management company.

8. Liability for breach of contract

8.1 During the lease period, Party A unilaterally rescinds this contract without breach of contract by Party B. Party A shall double return the deposit to Party B and compensate Party B for the decoration loss (after reasonable depreciation).

8.2 During the lease period, Party B unilaterally rescinds this contract without breach of contract by Party A, and Party A will not refund Party B’s deposit.

8.3 Party B shall pay the rent to Party A on time, and Party B shall pay Party A a penalty of three thousandths of the monthly rent.

9. Contract dispute resolution

Party A and Party B should settle the dispute due to the execution of the contract through friendly negotiation. If the negotiation fails, either party has the right to sue to the people’s court where the house is located.

10. Other agreed matters

This contract is the renewal contract of both parties A and B. The deposit has not been refunded (renewed). If Party B does not renew the house within two years, it should notify Party A one month in advance. Party A agrees to settle according to the actual use time of Party B and agrees to advance.

This contract (and appendix) is made in two copies, one for each party, and one for each party. After this contract comes into effect, all parties shall take written changes or additions to the contract. As an attachment to this contract, the attachment has the same legal effect as this contract.

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/s/ Zhang Zhihua

Party A: Zhang Zhihua	Party B: /s/ Guiyang Infobird Cloud Computing Co., Ltd
(seal of Guiyang Infobird Cloud Computing Co., Ltd）
Agent: Wu Meihong	Agent:
ID No.: 450203196812160044	ID No.:
Tel.: 13984338222	Tel.:
Address:	Address:
Signing date: March 10, 2022	Signing date:

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